Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of U.S. Energy Systems, Inc. on Form S-8 (No. 333-31030), Form S-8 (No. 333-75690), Form S-3 (No. 333-36307), Form S-3 (No. 333-36232), Form S-3 (No. 333-55872) and Form S-3 (No. 333-87264) of our report dated March 29, 2005, on the Consolidated Financial Statements (except as to the restatement discussed in Note Y to the consolidated financial statements which is as of May 23, 2005) of U.S. Energy Systems, Inc. and subsidiaries as of December 31, 2004, and for the year then ended, which report appears in its 2006 Annual Report, on Form 10K.

/s/ Kostin, Ruffkess and Company, LLC

Farmington, Connecticut

June 4, 2007